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                                                                    Exhibit 99.1


[QLT LOGO]     QLT INC.     887 Great Northern Way           t 604.707.7000
                            Vancouver, BC Canada V5T 4T5     f 604.707.7001
                                                             www.qltinc.com

news release

            QLT ANNOUNCES REIMBURSEMENT FOR VISUDYNE(R) IN JAPAN FOR
                 TREATMENT OF AGE-RELATED MACULAR DEGENERATION

FOR IMMEDIATE RELEASE                                             APRIL 23, 2004

VANCOUVER, CANADA--QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that
Visudyne(R) (verteporfin), currently the only treatment for some forms of "wet" age-related macular degeneration (AMD), was reimbursed today in Japan. Visudyne was approved by the Japanese Ministry of Health, Labour and Welfare (MHLW) in October 2003 for the "wet" form of AMD with all types of subfoveal choroidal neovascularization (CNV).

"Visudyne therapy is the first approved drug treatment for this devastating condition and we are very pleased to now be in a position to make this therapy available to the Japanese marketplace," said Paul Hastings, President and Chief Executive Officer of QLT Inc. "This is another major milestone in making Visudyne therapy available to improve the lives of so many people on a worldwide basis."

Approval was based on the results of a well-designed 12-month clinical study conducted in Japan, which confirmed the efficacy and safety profile of Visudyne as demonstrated in 3 large randomized controlled trials conducted in the rest of the world. In fact, approximately 3 patients out of 4 participating in this study either maintained or improved their vision as a result of Visudyne therapy. Visudyne was evaluated in Japan as a therapeutic drug for the wet form of AMD following its designation as an orphan drug in June 1997.

ABOUT AMD

AMD is the leading cause of legal blindness in people over the age of 50. Its associated vision loss has been shown to significantly decrease quality of life. Everyday tasks such as driving and walking can be severely affected. Awareness of the condition and treatment in the initial stages of the disease are essential for patients to take the necessary steps that lead to diagnosis and early treatment to halt progression of AMD.

Vision loss from AMD occurs in two forms: dry and wet. The dry form is associated with atrophic cell death of the central retina. The wet form is caused by growth of abnormal blood vessels (CNV) under the central part of the retina or macula. These vessels leak fluid and blood and cause scar tissue that destroys the central retina. This results in a deterioration of sight over a period of months to years.

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ABOUT VISUDYNE(R)

Visudyne therapy is a two-step procedure. Following intravenous administration, Visudyne is activated by a non-thermal laser light. The process is known as photodynamic therapy. Visudyne selectively targets abnormal blood vessels under the retina, resulting in a reduction in their growth, without affecting normal/healthy retina tissue. This, in turn, stops the leakage associated with wet AMD. However, it is important for patients to be diagnosed and treated early if they are to gain maximal benefit from treatment with Visudyne.

Visudyne is the only drug approved for the treatment of some forms of wet AMD, the leading cause of blindness in people over the age of 50, and has been used in more than 250,000 patients worldwide. Visudyne is commercially available in more than 70 countries mainly for the treatment of predominantly classic subfoveal CNV and in over 40 countries for occult subfoveal CNV caused by AMD. It is also approved in more than 55 countries, including the EU, U.S. and Canada, for the treatment of subfoveal CNV due to pathologic myopia (severe near-sightedness). In some countries Visudyne is also approved for presumed ocular histoplasmosis or other macular diseases.

ABOUT QLT

QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies to treat eye diseases, cancer and dermatology-related conditions. Combining expertise in ophthalmology, oncology and photodynamic therapy, QLT has commercialized two products to date, including Visudyne therapy which is one of the most successfully launched ophthalmology products. For more information, visit our web site at www.qltinc.com.

                                      -30-

QLT Inc.:
Vancouver, Canada
Therese Hayes / Tamara Hicks
Telephone: 604-707-7000  Fax: 604-707-7001

Visudyne(R) is a registered trademark of Novartis AG

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI" and on The Toronto Stock Exchange under the trading symbol "QLT."

Certain statements in this press release constitute "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. There are many factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements, including but not limited to the factors described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.

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